Exhibit 99.1

January 22, 2013	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Megan Lewis 918-561-5325

ONEOK and ONEOK Partners Fourth-quarter and
Year-end 2012 Conference Call and Webcast Scheduled

2013 Earnings News Releases and Conference Call Schedules Also Announced

TULSA, Okla. – Jan. 22, 2013 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their fourth-quarter and year-end 2012 earnings after the market closes on Feb. 25, 2013.

ONEOK’s and ONEOK Partners’ senior management teams will participate in a joint conference call the following day on Feb. 26, 2013, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-427-9421, pass code 2364894, or log on to www.oneok.com or www.oneokpartners.com.

What:	ONEOK and ONEOK Partners fourth-quarter and year-end 2012 earnings conference call and webcast

When:	11 a.m. Eastern, Feb. 26, 2013
10 a.m. Central

Where:	1) Phone conference call dial 888-427-9421, pass code 2364894
2) Log on to the webcast at www.oneok.com
3) Log on to the webcast at www.oneokpartners.com

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2364894.

-more-

ONEOK and ONEOK Partners Fourth-quarter and
Year-end 2012 Conference Call and Webcast

2013 News Release, Conference Call and Webcast Schedules

Additionally, conference calls and webcasts for the first, second, third and fourth quarters of 2013 have been scheduled.

•	First quarter 2013: News release issued – April 30, 2013; Conference call and webcast – May 1, 2013;

•	Second quarter 2013: News release issued – July 30, 2013; Conference call and webcast – July 31, 2013;

•	Third quarter 2013: News release issued – Nov. 5, 2013; Conference call and webcast – Nov. 6, 2013;

•	Fourth quarter 2013: News release issued – Feb. 24, 2014; Conference call and webcast – Feb. 25, 2014.

Each quarterly earnings news release will be issued following the close of market on the date indicated.

Each quarterly conference call and webcast will take place at 11 a.m. Eastern Time (10 a.m. Central Time) on the date indicated. Conference call dial-in information will be provided at a later date.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company. We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid- Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and
@ONEOKPartners.

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